Exhibit 10.15(a)

CyrusOne
Long-term International Assignment Letter

October 30, 2018

Tesh Durvasula

Dear Tesh:

This Assignment Letter is to confirm a mutual understanding between you and CyrusOne (“C1” or “the Company”) of the terms and conditions applying to your long-term international assignment as outlined below:

Home Location:	CT
Host Location:	London, UK
Effective Start Date:	December 1, 2018
Host Location Job Title:	President, Europe
Manager:	Gary Wojtaszek, President & CEO
Annual Base Salary:	$550,000

This document is designed to provide specific information relating to your compensation, benefits, and relocation assistance and confirms a mutual understanding between you and CyrusOne of the terms and conditions, which apply to your upcoming international assignment. This assignment is subject to procurement of a passport and required work permits or visa(s), as well as obtaining any necessary foreign government clearance(s).

This is not an employment contract and does not represent a guarantee of continued employment for any period of time. Your employment with CyrusOne shall continue to be subject to the terms and conditions of your Employment Agreement.

CyrusOne requires that, during the course of your assignment, you abide by all requirements set out in the Long-term International Assignment Policy. Should any requirement set out in the Policy conflict with any requirement of your employment, the former will take precedence.

Employment Restriction – Conflict of Interest, Compliance with Applicable Laws
It is understood you will not engage in any employment or business enterprises that would in any way conflict with your service and the interests of CyrusOne. Code of Conduct, Export/Import, and any other regulation to lawful trade policies apply to all transactions and conflicts of interest. In addition, you agree to comply with all applicable laws in the work country and to refrain from political activities.

CyrusOne’s Long-term International Assignment Policy serves as an in-depth resource which provides further detailed descriptions of the overall relocation process and how each benefit will be administered on your behalf, either by the Company or by the Company’s international assignment management company, The Relocation Department. This letter is designed to provide details pertaining to your specific relocation, compensation and benefits. All other eligible relocation benefits can be found in the Policy document. If you require further clarification as you review the letter, please contact your Consultant.

While it is not the intention of the Company to do so, some relocation benefits/provisions may be changed from time to time when legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company. In the event this should happen, advanced written notification will be provided.

To indicate your acceptance of the terms and conditions as outlined in this assignment letter, please sign and date designated area at the end of this document.

Administration:
You will remain an employee of the home country entity, paid on the home country payroll. Salary actions, including timing and amounts of increases, will be consistent with the salary program in effect in your home country.

All assignment/relocation-related expenses will be reimbursed through The Relocation Department in accordance with CyrusOne’s company travel policy. All business-related travel expenses should continue to be processed using the appropriate company business expense reimbursement process.

Taxes
While on your international assignment, you will be tax equalized. The objective of the tax equalization policy is to ensure that you pay an annual tax cost approximately equivalent to the tax that would have arisen had you remained employed in the home country. For tax equalization purposes, a hypothetical deduction will be taken monthly from all company source income, including salary, cash bonus and incentives to approximate the income taxes normally due. CyrusOne will pay any foreign taxes incurred as a result of the assignment.

CyrusOne’s designated tax firm, E&Y will be responsible for calculating and preparing your home and foreign income tax returns as well as facilitating tax equalization payments, if required. Home-country social taxes and other benefits plan contributions will continue to be deducted from your salary. Any fees associated with personal financial planning and any other tax services personally requested by you are your responsibility.

Tax Briefing
Prior to your departure you and your spouse will be required to participate in a tax review meeting with the company’s tax partner. This tax briefing will provide information regarding the potential tax consequences of the assignment related to your company earnings, assignment taxation elements, and personal financial arrangements (e.g., other outside income, investments and savings, etc.).

Pre-Assignment Trip
You and your spouse are authorized for a pre-assignment trip to the assignment location. (Please refer to your Long-term International Assignment Policy and your Consultant for more details).

Destination Services
While on your pre-assignment trip, you and your spouse are authorized for destination services provided by The Relocation Department’s local destination representative for up to 5 days. (Please refer to your Long-term International Assignment Policy and your Consultant for more details).

Assignment Compensation and Allowances
All applicable assignment-related allowances and withholdings as stated below will be detailed in the attached balance sheet for your review.

Goods and Services
Based on tables provided by CyrusOne’s international data provider you are eligible to receive a goods and services differential once you move into your permanent host country housing. (Please refer to your Long-term International Assignment Policy and your Consultant for more details).

Host Location Transportation
You will receive a transportation allowance to offset the cost of transportation in the host location.
OR
The Company will provide you with a leased automobile while on assignment in the host location.

Host Country Housing
CyrusOne provides assistance with the cost of reasonable rental housing in the host location. This will be in the form of a housing allowance paid through payroll. If utilities are not included in the rent payment, the Company will also cover the cost of utilities.

Shipment of Household Goods and Personal Effects
Your Consultant will arrange for the shipment of your household goods and personal effects to the assignment location. Depending on whether you occupy furnished or unfurnished accommodations in the host location, you will be eligible for an air and/or sea surface shipment based on the guidelines outlines in your Long-term International Assignment Policy. Your Consultant will provide further details and assist with the coordination of your shipment.

Resettlement Allowance
You will receive a one-time payment of $20,000, subject to tax withholding. Details associated with your allowance are outlined in your Long-term International Assignment Policy.

Settling-in Assistance
Professional assistance will be provided through the Relocation Department’s local area expert in the assignment location. Assistance may include the setting up of utilities and such settling-in items as registration with local authorities, local banking arrangements, and obtaining driver’s licenses.

Education Assistance
CyrusOne will pay for the costs of your children to attend a private school in country each academic year. Covered costs include tuition, fees, books, transportation, and uniforms. School finding assistance will be given to you. If your children are currently in public school, they should attend public school in the host country. If public school is not feasible, then CyrusOne will pay for private school. Prior approval is necessary.

Repayment Agreement
If you resign from CyrusOne or are terminated for “Cause” within the 12-month period immediately following your effective date of your assignment, you will be responsible for re-paying CyrusOne based on the following:
First six (6) months: 100%
Month’s 7-12: 50%
After 12 months: 0%

While it is anticipated that the terms of this Letter will continue throughout international assignment, CyrusOne reserves the right to change any of the terms of this letter, including CyrusOne’s Long-term International Assignment.

Please acknowledge receipt of this letter with its terms by signing an original and returning one to the person listed below.

Sincerely yours,

Signature            Date
Kellie Teal-Guess, Chief People Office
Cc: Manager

ACKNOWLEDGE AND CONCUR:
Employee Name            Date

This signature denotes that you have read and understood the Long-term International Assignment Policy and the Assignment Letter.

Return one original to: